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                                                                 EXHIBIT (c)(1)


                            [POLK AUDIO LETTERHEAD]


FOR IMMEDIATE RELEASE: December 18, 1995

CONTACT: George M. Klopfer, C.E.O., Polk Audio, tel. (410) 358-3600 Hal Levin/Marty Cohen, The Levine Group, tel. (212) 682-8875

                     POLK AUDIO RESTRUCTURES ORGANIZATION;
                          JIM HERD APPOINTED PRESIDENT


     Baltimore, MD.--Polk Audio, Inc. (NASDAQ:POLK) announced today a major organizational realignment based on the Company's three broad product lines. Manufacturing will also be restructured to serve the product line units as a full-service operation. The goals of the restructuring are to 1) simplify the organization to clarify lines of authority and accountability, 2) move operational decision making further down in the organization and 3) focus day-to-day managerial responsibility and authority to one executive. Included in the restructuring is the appointment of James M. Herd as President.

     The Company will create four Strategic Business Units (SBUs), plus two staff departments. The SBUs are Polk Home Entertainment Products, Polk Automotive Products, Eosone International and Polk Manufacturing.
Manufacturing will encompass engineering, product development, and all aspects of production. Each of the "product" SBUs is also a freestanding profit center and will be responsible for marketing, sales, distribution management and product line management. Each SBU will be managed by a senior Polk executive who will now have P&L and ROI responsibility for their respective units. The SBU Managers will report directly to the President as will the heads of the two staff areas, Marketing and Finance. The C.F.O. will also report to the Board of Directors.

     The President will report to the Chairman and the CEO, who will direct their attention to general policy-making and long-range policy matters. Matthew S. Polk, Jr. remains Chairman and will focus on issues relating to emerging technologies and market developments. George M. Klopfer will continue as Chief Executive Officer with particular emphasis on strategic planning and corporate finance.

     Commenting on the changes, Mr. Klopfer stated, "We are very excited about the restructuring. We believe the Company will benefit from a flatter managerial structure that enables our product managers to operate with greater decision-making authority and profit accountability. A key element in the new structure is Jim Herd, who will oversee all phases of day-to-day operations. In the four years since Jim came to Polk from Bose Corporation, where he was North American Sales Director, we have roughly doubled in size as a direct result of the marketing and sales innovations Jim conceived and implemented. Jim is an
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excellent manager and we are confident that under his guidance, the Company will continue to build a growing business upon its entrepreneurial foundations with an increasing degree of management professionalism."

     Polk Audio, Inc. engineers and manufactures high quality loudspeaker systems for the home and automotive markets which it sells through specialty retailers in the U.S., through military post exchanges in Europe and the Pacific, and through distributors in approximately 45 foreign countries.




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